Sunworks Reports Second Quarter 2019 Results

—Reports Positive Operating Income—

ROSEVILLE, Calif. August 2, 2019 - Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power solutions for agriculture, commercial and industrial (ACI), public works and residential markets, today announced financial results for the second quarter and first half of the year ended June 30, 2019.

Second Quarter 2019 Highlights:

●	Revenue for the second quarter of 2019 more than doubled compared to the first quarter of 2019, increasing from $9.3 million to $18.7 million.

●	Income before Other Expenses (Operating Income) for the second quarter of 2019 was $0.1 million versus a loss of ($4.3) million in the first quarter of 2019. Net loss for the quarter ended June 30, 2019 was ($0.1) million, or ($0.0) per basic and diluted share, compared to net loss of ($4.5) million, or ($0.17) per basic and diluted share in the first quarter of 2019.

●	Earnings before interest, taxes, depreciation and amortization and stock-based compensation expense (Adjusted EBITDA) was $0.4 million for the second quarter of 2019 versus an Adjusted EBITDA loss of ($4.1) million in the first quarter of 2019.

●	Gross margin was 19.5% for the second quarter of 2019, marking the highest level since the second quarter of 2017.

●	Backlog of projects scheduled for installation in the next 12 months as of June 30, 2019 was $45.9 million compared to $47.2 million as of March 31, 2019.

●	Cash balance at June 30, 2019 was $3.5 million versus $2.0 million at March 31, 2019. The company noted that the increase in the cash balance for the second quarter of 2019 was partially due to the At-the-Market (“ATM”) equity issuance which resulted in a combined sale of 1.2 million shares of common stock for proceeds of $0.8 million.

Chuck Cargile, Sunworks Chief Executive Officer said, “Our second quarter 2019 results reflect a solid rebound from the seasonally weak financial results in the first quarter of 2019. Our positive operating income and Adjusted EBITDA for the second quarter of 2019 marks the third time in the last four quarters that we have reported a positive result. Our gross margin reached its highest level in two years and our cash balance increased during the quarter, as a result of the positive operating results we achieved as well as our ability to access liquidity from our shelf registration. We are focused on delivering positive financial results and cash flow generation in the second half of 2019.”

2019 Expectations:

●	Management noted that although it is difficult to predict the timing of installation revenue on a quarter by quarter basis, the company expects to generate slightly higher sequential revenue in the third quarter of 2019 – in the range of $19 million to $22 million.

●	Management expects the company to again generate positive operating income for the third quarter of 2019.

Second Quarter Financial Summary

Total revenue for the quarter ended June 30, 2019 was $18.7 million compared to $20.0 million in the same period last year. Second quarter 2019 revenue was higher, year-over-year for both ACI and residential, but these increases were more than offset by a reduction of revenue for public works, as compared to the record setting revenue for public works for the prior year second quarter.

Gross margin for the second quarter of 2019 was 19.5% compared to 14.5% for the second quarter of 2018. The improved gross margin was due to improved efficiencies across ACI, residential and public works and reflect the company’s ongoing focus on enhancing operational execution.

Operating expenses excluding stock-based compensation, were $3.4 million for the second quarter of 2019, marking a slight decrease from $3.7 million in the second quarter of 2018. The second quarter 2019 operating expenses, excluding stock-based compensation, of $3.4 million marks the lowest total since the second quarter of 2016 and reflects the company’s ongoing focus on efficiency and management of costs.

Net loss for the quarter ended June 30, 2019 was ($0.1) million, or ($0.00) per basic and diluted share, compared to net loss of ($1.8) million or ($0.07) per basic and diluted share in the second quarter of 2018.

Conference Call Details

Management will host a conference call to discuss these results today at 11 a.m. ET (8:00 a.m. PT). To access the call, please dial 1-844-602-0380 (toll free) or 1-862-298-0970 (international). The conference call will also be broadcast live over the Internet, which can be accessed via the Investor Relations section of Sunworks’ web site at http://ir.sunworksusa.com. All participants should call or access the website approximately 5 minutes before the conference begins.

The webcast will be available for replay for at least 90 days. A telephonic replay of this conference call will also be available by dialing 1-919-882-2331 and using the replay ID #51702 until 11:00 a.m. ET on August 16, 2019.

About Sunworks, Inc.

Sunworks, Inc. (NASDAQ:SUNW) is a premier provider of high performance solar power systems. Sunworks is committed to quality business practices that exceed industry standards and uphold its ideals of ethics and safety. Sunworks continues to grow its presence, expanding nationally with regional and local offices. The company strives to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including agricultural, commercial and industrial, federal, public works, and residential. Sunworks’ dedication to excellence is reflected in its 25-year warranty, a benchmark that it stands by to support its customers above and beyond their expectations. Sunworks’ diverse, seasoned workforce includes distinguished veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers. All Sunworks’ employees uphold its guiding principles each day. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding the Company’s future revenue and operating income. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, regulatory, environmental and other factors affecting the Company and its operations, markets and products; the prospects for sales, lower revenues, failure to earn profit, higher costs than expected, potential operating losses, ownership dilution, inability to repay debt, the inability to complete projects within anticipated timeframes and costs, the impact of tariffs imposed by governmental bodies, the impact on the national and local economies resulting from terrorist actions; and other factors detailed in reports filed by the Company. You should also review the risks described in “Risk Factors” in Part I, Item 1A of Sunworks, Inc.’s Annual Report on Form 10-K and in the other reports and documents Sunworks file with the Securities and Exchange Commission from time to time.

Any forward-looking statement made by us in this press release is based only on information currently available to us and reflects only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Discussion of Non-GAAP Financial Measures

The Company’s management believes that the non-GAAP measure of “Adjusted EBITDA” enhance an investor’s overall understanding of the Company’s financial and operating performance and its future prospects by (i) being more reflective of core operating performance and (ii) being more comparable with financial results over various periods. This measure, when used in conjunction with related financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), provide investors with an additional financial analytical framework that may be useful in assessing the Company’s financial condition and results of operations. The Company’s management uses this financial measure for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Furthermore, this measure is not intended to be a liquidity measure. Other companies, including other companies in the Company’s industry, may not use this measure or may calculate this measure differently than the Company does, limiting its usefulness as a comparative measure. The Company intends to calculate this non-GAAP financial measure in a consistent manner from period to period. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measures has been provided under the heading “Adjusted EBITDA Reconciliation” in the financial statement tables attached to this press release.

Investor Relations Contact:

Rob Fink

FNK IR

646.809.4048

rob@fnkir.com

SUNWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2019, AND DECEMBER 31, 2018

(in thousands, except share and per share data)

	June 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$3,147	$3,628
Restricted cash	384	447
Accounts receivable, net	7,530	8,201
Inventory, net	2,077	3,233
Contract assets	3,354	6,153
Other current assets	484	150
Total Current Assets	16,976	21,812
Property and equipment, net	658	852
Operating lease right-of-use asset	1,848	-
Other Assets
Other deposits	68	68
Goodwill	9,464	9,464
Total Other Assets	9,532	9,532
Total Assets	$29,014	$32,196

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$11,680	$11,858
Contract liabilities	3,463	5,069
Customer deposits	652	58
Operating lease liability, current portion	887	-
Loan payable, current portion	135	179
Convertible promissory note, current portion	-	100
Acquisition convertible promissory note, current portion	555	757
Total Current Liabilities	17,372	18,021

Long Term Liabilities
Operating lease liability	961	-
Loan payable	30	88
Promissory note payable, net	3,361	3,669
Acquisition convertible promissory note	-	101
Warranty liability	381	321
Total Long-Term Liabilities	4,733	4,179
Total Liabilities	22,105	22,200

Shareholders’ Equity
Preferred stock Series B, $.001 par value; 5,000,000 authorized shares; 0 shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 authorized shares; 28,265,741 and 26,110.768 shares issued and outstanding, respectively	28	26
Additional paid in capital	75,003	73,480
Accumulated deficit	(68,122)	(63,510)
Total Shareholders’ Equity	6,909	9,996

Total Liabilities and Shareholders’ Equity	$29,014	$32,196

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SUNWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2019 AND 2018

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Revenue	$18,655	$19,994	$27,923	$33,441

Cost of Goods Sold	15,026	17,095	24,939	28,132

Gross Profit	3,629	2,899	2,984	5,309

Operating Expenses
Selling and marketing expenses	604	1,035	1,386	2,157
General and administrative expenses	2,682	2,604	5,359	5,267
Stock-based compensation	110	800	234	1,032
Depreciation and amortization	91	97	182	193

Total Operating Expenses	3,487	4,536	7,161	8,649

Income (loss) before Other Expenses	142	(1,637)	(4,177)	(3,340)

Other Expenses
Other income (expense)	13	(8)	6	(13)
Interest expense	(232)	(142)	(441)	(162)

Total Other Expenses	(219)	(150)	(435)	(175)

Loss before Income Taxes	(77)	(1,787)	(4,612)	(3,515)

Income Tax Expense	-	-	-	-

Net Loss	$(77)	$(1,787)	$(4,612)	$(3,515)

LOSS PER SHARE:
Basic	$(0.00)	$(0.07)	$(0.17)	$(0.15)
Diluted	$(0.00)	$(0.07)	$(0.17)	$(0.15)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	26,778,338	24,789,181	26,459,442	23,974,581
Diluted	26,778,338	24,789,181	26,459,442	23,974,581

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Adjusted EBITDA Reconciliation

	June 30, 2019	March 31, 2019

Net Loss	$(77)	$(4,535)
Add: Interest Expense	232	209
Add: Depreciation and amortization	91	92
Add: Stock-based compensation	110	124

Adjusted EBITDA	$356	$(4,110)